Exhibit 10.30

VOSBEIN WARRANT AGREEMENT

This Vosbein Warrant Agreement is entered into this 30th day of October, 2009, by and between Geospatial Holdings, Inc., a Nevada Corporation (the ”Company”) and David C. Vosbein (the “Executive”).

WHEREAS, the Company and the Executive have entered into an Employment Agreement dated March 6, 2009 (the “Employment Agreement”); and

WHEREAS, the Company granted Warrants to purchase shares of the Company’s common stock pursuant to the Employment Agreement (the “Warrant Grant”); and

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Company and the Executive hereby agree as follows:

1. The Warrants to purchase two million (2,000,000) shares of the Company’s common stock at an exercise price of $1.23 per share granted by the Company to the Executive pursuant to Section 4 of the Employment Agreement, and evidenced by Warrant No 001 for the Purchase of Shares of Common Stock of Geospatial Holdings, Inc. are hereby cancelled.

2. The Company hereby grants to the Executive Warrants to purchase one million five hundred ninety thousand (1,590,000) shares of the Company’s common stock at an exercise price of $1.00 per share (the “Warrant Award”). This Warrant is granted outside the 2007 Stock Option Plan of the Company dated December 1, 2007. The Warrant Award shall vest as follows: Warrants to purchase one million, one hundred seventy-three thousand, three hundred thirty-three (1,173,333) shares of the Company’s common stock shall be vested and exercisable immediately upon grant; Warrants to purchase eighty-three thousand, three hundred thirty-three (83,333) shares of the Company’s common stock shall be vested and exercisable on November 6, 2009; Warrants to purchase eighty-three thousand, three hundred thirty-four (83,334) shares of the Company’s common stock shall be vested and exercisable on December 6, 2009; Warrants to purchase eighty-three thousand, three hundred thirty-three (83,333) shares of the Company’s common stock shall be vested and exercisable on January 6, 2010; Warrants to purchase eighty-three thousand, three hundred thirty-three (83,333) shares of the Company’s common stock shall be vested and exercisable on February 6, 2010; Warrants to purchase eighty-three thousand, three hundred thirty-four (83,334) shares of the Company’s common stock shall be vested and exercisable on March 6, 2010. Vested shares are exercisable until March 6, 2019.

3. The Warrants to purchase one million five hundred ninety thousand (1,590,000) shares of the Company’s common stock granted by the Company to the Executive pursuant to Section 2 of this Vosbein Warrant Agreement shall be further documented by a Warrant Agreement in the form customarily used by the Company for Warrant awards, with all terms consistent with this Vosbein Warrant Agreement and the Employment Agreement.

4. All other terms, conditions, and provisions of the Employment Agreement remain unchanged.

IN WITNESS WHEREOF, the parties have executed this Vosbein Warrant Agreement as if the date first written above.

Geospatial Holdings, Inc.

By:	/s/ Mark Smith	By:	/s/ David Vosbein
Name:	Mark Smith		David Vosbein

Title:	Chairman & CEO